UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF

DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER:  333-106297

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FRANKLIN AUTO TRUST 2004-2

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(Exact name of registrant as specified in its charter)

47 WEST 200 SOUTH, SUITE 500

SALT LAKE CITY, UTAH 84101

(800) 763-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FRANKLIN AUTO TRUST 2004-2 CLASS A-1, CLASS A-2, CLASS A-3 AND CLASS A-4

ASSET-BACKED NOTES

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(Title of each class of securities covered by this Form)

NONE.

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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ☐	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii) ☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i) ☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii) ☐	Rule 12h-3(b)(2)(ii)	☐
	Rule 15d-6	☒

Approximate number of holders of record as of the certification or notice date - FRANKLIN AUTO TRUST 2004-2: 5 holders

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Auto Trust 2004-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

FRANKLIN AUTO TRUST 2004-2
	By:	FRANKLIN CAPITAL CORPORATION, as Servicer of
the Trust
Date: October 14, 2005	By:	/s/ Harold E. Miller
HAROLD E. MILLER President